                       SECURITY CAPITAL INDUSTRIAL TRUST           EXHIBIT 12.1

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         (DOLLAR AMOUNTS IN THOUSANDS)
                                  (UNAUDITED)

                          THREE MONTHS ENDED MARCH 31,              YEAR ENDED DECEMBER 31
                          ----------------------------- ----------------------------------------------
                                                          PRO
                          PRO FORMA     HISTORICAL       FORMA                HISTORICAL
                          ----------------------------- -------- -------------------------------------
                            1997      1997      1996      1996     1996    1995    1994    1993  1992
                          ------------------- --------- -------- -------- ------- ------- ------ -----
Net Earnings (Loss) from
Operations..............  $  27,303 $  25,561 $  16,506 $ 84,328 $ 79,384 $47,660 $25,066 $4,412 $(187)
Add:
 Interest Expense.......     11,375    11,375     8,508   43,091   38,819  32,005   7,568    321   504
                          --------- --------- --------- -------- -------- ------- ------- ------ -----
Earnings as Adjusted....  $  38,678 $  36,936 $  25,014 $127,419 $118,203 $79,665 $32,634 $4,733 $ 317
                          ========= ========= ========= ======== ======== ======= ======= ====== =====
Fixed Charges:
 Interest Expense.......  $  11,375 $  11,375 $   8,508 $ 43,091 $ 38,819 $32,005 $ 7,568 $  321 $ 504
 Capitalized Interest...      4,594     4,594     3,311   16,138   16,138   8,599   2,208     98   124
                          --------- --------- --------- -------- -------- ------- ------- ------ -----
   Total Fixed Charges..  $  15,969 $  15,969 $  11,819 $ 59,229 $ 54,957 $40,604 $ 9,776 $  419 $ 628
                          ========= ========= ========= ======== ======== ======= ======= ====== =====
 Ratio of Earnings
 (Loss) to Fixed
 Charges................        2.4       2.3       2.1      2.2      2.2     2.0     3.3   11.3   (a)
                          ========= ========= ========= ======== ======== ======= ======= ====== =====
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(a)  While SCI was researching markets and assembling its initial assets, earnings were insufficient to cover fixed charges for the period ended
     December 31, 1992 by $311,000.